Annual Statement of Compliance

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re: MORGAN STANLEY CAPITAL I INC., COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-HQ8, issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Agreement") between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), J.E. Robert Company, Inc., as special servicer, U.S. Bank National Association, as trustee and LaSalle Bank National Association, as Paying Agent and Certificate Registrar (the " Paying Agent and Certificate Registrar ")

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Paying Agent and Certificate Registrar hereby certify that:

(1) A review of the activities of the Paying Agent and Certificate Registrar during the preceding calendar year and of the performance of the Paying Agent and Certificate Registrar under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Paying Agent and Certificate Registrar has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Paying Agent and Certificate Registrar

/s/ Barbara L Marik
Barbara L. Marik
First Vice President